Certificate of Designation of Series I

                           Convertible Preferred Stock

                                       of

                            nStor Technologies, Inc.

It is certified that:

        A. The name of the company is nStor Technologies, Inc., a Delaware corporation (hereinafter the "Company").

        B. The certificate of incorporation of the Company, as amended, authorizes the issuance of one million (1,000,000) shares of Preferred Stock, $.01 par value per share, and expressly vests in the Board of Directors of the Company the authority provided therein to issue all of said shares in one or more series and by resolution or resolutions to establish the designation and number and to fix the relative rights and preferences of each series to be issued.

        C. The Board of Directors of the Company, pursuant to the authority expressly vested in it, has adopted the following resolutions creating a class of Series I Convertible Preferred Stock:

        RESOLVED, that a portion of the one million (1,000,000) authorized shares of Preferred Stock of the Company shall be designated as a separate series possessing the rights and preferences set forth below:

        1. Designation and Amount. The shares of such series shall have a par value of $.01 per share and shall be designated as Series I Convertible Preferred Stock (the "Series I Preferred Stock") and the number of shares constituting the Series I Preferred Stock shall be Nine Thousand Ninety One and 75/100 (9,091.75). The Company may issue fractional shares of Series I Preferred Stock. Each whole share of Series I Preferred Stock shall have a stated value of One Thousand Dollars ($1,000) (the "Stated Value").

        2.  Dividends.

     (a) The holders of the outstanding shares of Series I Preferred Stock shall be entitled to receive cash dividends at an annual rate of ten percent (10%) of the Stated Value as permitted by law (the "Dividend Rate"). Such dividends shall be payable quarterly on the 10th day following the end of each calendar quarter, with the first dividend payment due on July 10, 2001. Such dividends shall be cumulative, whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. If there shall not be a sum sufficient for the payment of the full amount of dividends declared on the Series I Preferred Stock and any other class of the Company's Preferred Stock outstanding on the date hereof other than the Series F Convertible Preferred Stock and the Series H Convertible Preferred Stock (the "Other Preferred Stock"), then the amount legally available for distribution to the Series I Preferred Stock and the Other Preferred Stock shall be distributed ratably among such shares in proportion to the amount declared on each such share bears to the aggregate amount declared on all such shares before any dividend or other distribution shall be paid or declared and set apart with respect to the common stock, par value $.05 per share, of the Company ("Common Stock"). No dividends shall be payable on the Series I Preferred Stock prior to the payment of all accrued dividends on the Company's Series F Convertible Preferred Stock and Series H Convertible Preferred Stock. All accrued dividends shall be immediately due and payable on the outstanding shares of Series I Preferred Stock on the date such shares of Series I Preferred Stock are converted into shares of Common Stock in accordance with Section 5 hereof, which date shall be the "Conversion Date." Dividends may be paid in cash or additional shares of Common Stock of the Company, as may be determined, from time to time, in the sole discretion of the Board of Directors.

        3.   Liquidation, Dissolution or Winding Up.

               (a) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any distribution may be made with respect to the Common Stock or any other capital stock of the Company outstanding on the date hereof, other than the Series F Convertible Preferred Stock and the Series H Convertible Preferred Stock, each share of Series I Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution to holders of the Company's capital stock of all classes, whether such assets are capital, surplus, or capital earnings, an amount equal to the Stated Value plus all accrued but unpaid dividends (whether or not declared) on such shares (collectively, the "Liquidation Amount").

               (b) If the assets of the Company available for distribution to its shareholders shall be insufficient to pay the holders of shares of Series I Preferred Stock and the Other Preferred Stock the full amount of the Liquidation Amount to which they shall be entitled, then the assets and funds of the Company legally available for distribution to the Series I Preferred Stock and the Other Preferred Stock shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Amount payable on each such share bears to the aggregate Liquidation Amount payable on all such shares. If the assets of the Company available for distribution to its shareholders shall be insufficient to pay the holders of shares of Series I Preferred Stock and the Other Preferred Stock, the full amount of the Liquidation Amount to which they shall be entitled, then no dividend or distribution shall be paid with respect to the Common Stock then outstanding.

               (c) After the payment of the Liquidation Amount shall have been made in full to the holders of the Series I Preferred Stock or funds necessary for such payment shall have been set aside by the Company in trust for the account of holders of the Series I Preferred Stock so as to be available for such payments, the holders of the Series I Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Company, and the remaining assets of the Company legally available for distribution to its shareholders shall be distributed among the holders of other classes of securities of the Company in accordance with their respective terms.

               (d) The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purpose hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the merger or consolidation of the Company with and into any other entity nor the sale or transfer by the Company of less than substantially all of its assets shall, for the purposes hereof, be deemed a liquidation, dissolution or winding up of the Company.

     4. Voting Power. Except as otherwise expressly provided in Section 8 hereof, or as required by law, each holder of Series I Preferred Stock shall be entitled to vote on all matters and shall be entitled to that number of votes equal to the largest number of shares of Common Stock into which such holder's shares of Series I Preferred Stock could be converted, pursuant to the provisions of Section 5 hereof, at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise expressly provided herein or as required by law, the holders of shares of Series I Preferred Stock and Common Stock shall vote together as a single class on all matters. The holders of the Common Stock shall not take any action by written consent without the prior written consent of the holders of a majority of the Series I Preferred Stock.

     5. Conversion Rights for the Series I Preferred Stock. The holders of Series I Preferred Stock shall have conversion rights as follows ("Conversion Rights"):

               (a) Right to Convert. Each holder of Series I Preferred Stock shall be entitled (at the times and in the amounts set forth below) to convert, in whole or in part, in multiples of one hundred (100) shares, shares of Series I Preferred Stock, at the option of the holder.

               (b) Conversion Rate. From and after the date of issuance, each share of Series I Preferred Stock may be converted into One Thousand Three Hundred Eighty-Eight and 89/100 (1,388.89) shares of fully paid and non-assessable Common Stock.

               (c) Stock Reclassifications; Stock Splits, Combinations and Dividends. If the Common Stock issuable upon the conversion of the Series I Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by reclassification, stock split, stock dividend, or similar event, then and in each such event, the holder of each share of Series I Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such capital reorganization, reclassification or other change which such holder would have received had its shares of Series I Preferred Stock been converted immediately prior to such capital reorganization, reclassification or other change.

               (d) Capital Reorganization, Merger or Sale of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for in Section 5(c) above) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company's properties and assets to any other person, or any transaction or series of related transactions in which more than fifty percent (50%) of the outstanding voting securities of the Company (on an as converted basis) are sold or assigned (any of which events is herein referred to as a "Reorganization"), then as a part of such Reorganization, provision shall be made so that the holders of the Series I Preferred Stock shall thereafter be entitled to receive upon conversion of the Series I Preferred Stock, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such Reorganization, to which such holder would have been entitled if such holder had converted its shares of Series I Preferred Stock immediately prior to such Reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series I Preferred Stock after the Reorganization, to the end that the provisions of this
Section 5 (including adjustment of the number of shares issuable upon conversion of the Series I Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

               (e) Exercise of Conversion Rights. Holders of Series I Preferred Stock may exercise their right to convert the Series I Preferred Stock by telecopying an executed and completed notice (a "Notice of Conversion") to the Company and delivering the original Notice of Conversion and the certificate representing the Series I Preferred Stock by express courier. Each business day on which a Notice of Conversion is telecopied to and received by the Company along with a copy of the originally executed Series I Preferred Stock certificates in accordance with the provisions hereof shall be deemed a "Conversion Date." For purposes hereof, the term "business day" refers the hours between 9:00 a.m. and 5:00 p.m. on any day on which banks are open for business in Palm Beach County, Florida. Provided that the Company has received the original Notice of Conversion and Series I Preferred Stock certificate being so converted, the Company will transmit, or instruct its transfer agent to transmit, the certificates representing shares of Common Stock issuable upon conversion of any share of Series I Preferred Stock (together with the certificates representing the Series I Preferred Stock not so converted) to the holder thereof via express courier, by electronic transfer or otherwise, three business days after the receipt by the Company of the original Series I Preferred Stock Certificate representing the shares being converted. In addition to any other remedies which may be available to the holders of shares of Series I Preferred Stock, in the event that the Company fails to deliver, or has failed to contact its transfer agent to deliver, such shares of Common Stock within such three (3) business day period, the holder will be entitled to revoke the relevant Notice of Conversion by delivering a notice to such effect to the Company whereupon the Company and the holder shall each be restored to their respective positions immediately prior to delivery of such Notice of Conversion. The Notice of Conversion and Series I Preferred Stock certificates representing the portion of the Series I Preferred Stock converted shall be delivered to the following address:

                             nSTOR TECHNOLOGIES, INC.
                             100 Century Blvd.
                             West Palm Beach, FL  33417
                             Fax:   (561) 640-3160

               (f) Lost or Stolen Certificates. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of any Series I Preferred Stock certificate(s), and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon the cancellation of the Series I Preferred Stock certificate(s), if mutilated, the Company shall execute and deliver new certificates for Series I Preferred Stock of like tenure and date. However, the Company shall not be obligated to reissue such lost or stolen certificates for shares of Series I Preferred Stock if the holder contemporaneously requests the Company to convert such Series I Preferred Stock into Common Stock.


               (g) Fractional Shares. The Company may, if it so elects, issue fractional shares of Common Stock upon the conversion of shares of Series I Preferred Stock. If the Company does not elect to issue fractional shares, the Company shall pay to the holder of the shares of Series I Preferred Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Common Stock (as determined in a reasonable manner prescribed by the Board of Directors) as of the close of business on the Conversion Date. The determination as to whether any fractional shares are issuable shall be based upon the total number of shares of Series I Preferred Stock being converted at any one time by any holder thereof, not upon each share of Series I Preferred Stock being converted.

               (h) Partial Conversion. In the event some but not all of the shares of Series I Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Company shall execute and deliver to or to the order of the holder, at the expense of the Company, a new certificate representing the number of shares of Series I Preferred Stock which were not converted.

               (i) Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series I Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient or as may be available to effect the conversion of all outstanding shares of the Series I Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the then outstanding shares of the Series I Preferred Stock, the Company shall use its best efforts to take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

        6. Redemption at the Option of the Company. The Company may at any time, at its election, redeem, in whole or from time to time in part, the shares of the then outstanding Series I Preferred Stock at a purchase price per share in cash equal to the Stated Value plus all accrued but unpaid dividends (whether or not declared) to the date of redemption. The Company will mail or cause to be delivered to each holder of the Series I Preferred Stock a written notice of the Company's election to redeem shares of Series I Preferred Stock not less than thirty (30) days prior to the date set for the redemption. The notice will state: (i) the total number of shares of the Series I Preferred Stock being redeemed; (ii) the number of shares of the Series I Preferred Stock held by the holder that the Company intends to redeem; (iii) the aggregate purchase price for the shares of Series I Preferred Stock being redeemed; (iv) the redemption date; and (v) that the holder is to surrender to the Company, at the office of the Company or the transfer agent for the Series I Preferred Stock, the certificate or certificates representing the Series I Preferred Stock to be redeemed. Such notice shall be accompanied by a representation by the Company to the effect that the consummation of the redemption will not render the Company insolvent or unable to pay its debts as they become due, that the consummation of the redemption will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default (or an event that with the giving of notice or the lapse of time or both would constitute a default) under, or give rise to a right of termination, amendment, cancellation or acceleration of any right or obligation of the Company or any of its subsidiaries under, or give rise to a loss of any material benefit to which the Company or any of its subsidiaries is entitled under, or require any consent, approval or authorization under, any indenture, credit agreement or other material agreement to which the Company or any of the subsidiaries is a party or by which any of them are bound or to which any of their property is subject, or give the holder of any note, debenture or other evidence of indebtedness the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries. As soon as practical following the redemption date and receipt of the certificate or certificates representing the shares of Series I Preferred Stock so redeemed, the Company shall deliver to the holder the aggregate price payable in respect of the redeemed shares and a new certificate representing the unredeemed portion of the shares, if any. At the effective date of the redemption, the redeemed shares shall no longer be deemed outstanding shares of Series I Preferred Stock for any purpose and shall thereafter only be deemed to entitle the holder to receive the redemption price upon surrender of the certificates formerly representing such shares of Series I Preferred Stock.

        7. No Reissuance of Series I Preferred Stock. Any share or shares of Series I Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be cancelled, shall return to the status of authorized but unissued preferred stock of no designated series, and shall not be reissuable by the Company as Series I Preferred Stock.

        8. Restrictions and Limitations.

               (a) Corporate Securities Action. Except as expressly provided herein or as required by law, so long as any shares of Series I Preferred Stock remain outstanding, the Company shall not, and shall not permit any subsidiary (which shall mean any corporation, association or other business entity for which the Company and/or any of its other subsidiaries directly or indirectly owns at the time more than fifty percent (50%) of the outstanding voting shares, or more than 50% of the combined voting power of the outstanding voting shares, of such corporation or trust), without the approval by vote or written consent by the holders of at least a majority of the then outstanding shares of Series I Preferred Stock, voting as a separate class, to take any action, or fail to take any action, which would adversely affect the rights of the holders of Series I Preferred Stock.

               (b) Amendments to Charter. Without limiting the generality of the preceding paragraph and except as otherwise provided in Section 8(c) below, the Company shall not amend its certificate of incorporation without the approval by the holders of at least a majority of the then outstanding shares of Series I Preferred Stock if such amendment would:

                      (i) change the seniority rights of the holders of Series I Preferred Stock as to the payment of dividends relative to the seniority rights of the holders of all other series of preferred stock outstanding on the date hereof;

                      (ii) reduce the amount payable to the holders of Series I Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, or change the seniority of the liquidation preferences of the holders of Series I Preferred Stock, or change the dividend rights of the holders of Series I Preferred Stock relative to the seniority rights as to liquidation preferences or dividends of the holders of all other series of preferred stock outstanding on the date hereof;

                      (iii) cancel or modify the conversion rights of the holders of Series I Preferred Stock provided for in Section 5 herein; or

                      (iv) cancel or modify the rights of the holders of the Series I Preferred Stock provided for in this Section 8.

               (c) Notwithstanding any provision herein to the contrary, nothing in this Certificate of Designation shall prevent the Company from issuing additional series of preferred stock after the date hereof with dividend, liquidation or redemption rights senior to those of the Series I Preferred Stock.

        9. No Dilution or Impairment. The Company shall not, by amendment of its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series I Preferred Stock set forth herein, but shall at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the holders of the Series I Preferred Stock against dilution or other impairment. Without limiting the generality of the foregoing, the Company shall not consolidate with or merge into any other person or permit any such person to consolidate with or merge into the Company (if the Company is not the surviving person), unless such other person shall expressly assume in writing and will be bound by all of the terms of the Series I Preferred Stock set forth herein.

        10.    Notices of Record Date.  In the event of:

               (a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

               (b)   any   capital    reorganization   of   the   Company,   any
reclassification or recapitalization of the capital stock of the Company, any merger of the Company, or any transfer of all or substantially all of the assets of the Company to any other corporation, or any other entity or person, or

               (c) any voluntary or involuntary dissolution, liquidation or winding up of the Company,

then,  and in each such  event the  Company  shall mail or cause to be mailed to each holder of Series I  Preferred  Stock a notice  specifying:  (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right; and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up is expected to become effective; and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up. Such notice shall be mailed at least ten (10) business days prior to the date specified in such notice on which such action is to be taken.

                      [SIGNATURE APPEARS ON FOLLOWING PAGE]


                                            Signed on April 12, 2001


                                            /s/ Jack Jaiven
                                            ---------------------------
                                            Jack Jaiven, Vice President